Exhibit 3.1
ARTICLES OF INCORPORATION
BROOKSIDE TECHNOLOGY HOLDINGS CORP.
The undersigned, acting as incorporator of a Florida corporation under the Florida Business Corporation Act, Chapter 607 of the Florida Statutes, hereby adopts the following Articles of Incorporation for such Corporation:
ARTICLE I
NAME
The name of the Corporation is BROOKSIDE TECHNOLOGY HOLDINGS CORP.
ARTICLE II
PRINCIPAL OFFICE AND MAILING ADDRESS
The Corporation’s principal office and the mailing address of the Corporation is:
333 4th Avenue North
St Petersburg, FL 33701
ARTICLE III
PURPOSE
The Corporation is organized for the purpose of transacting any and all lawful business for which corporations may be incorporated under the laws of Florida.
ARTICLE IV
CAPITAL STOCK
     A. General
     The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is Three Hundred Million (300,000,000) shares, consisting of (i) Two Hundred and Fifty Million (250,000,000) shares of Common Stock, $.001 par value per share (the “Common Stock”), and (ii) Fifty Million (50,000,000) shares of Preferred Stock, $.001 par value per share (the “Preferred Stock”).
     B. Board Authority Regarding Preferred Stock
     The Board of Directors shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:
(a)	Whether or not the class or series shall have voting rights, full or limited, or will be without voting rights;

(b)	The number of shares to constitute the class or series and the designation thereof;

(c)	The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

(d)	Whether or not the shares of any class or series shall be redeemable and, if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e)	Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds shall be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(f)	The dividend rate, whether dividends are payable in cash, stock of the corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g)	The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the corporation;

(h)	Whether or not the shares of any class or series is convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i)	Such other rights and provisions with respect to any class or series as may to the Board of Directors seem advisable.
     The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

     C. Series A Preferred Stock.
     A series of Preferred Stock, par value $0.001 per share, designated as “Series A Preferred Stock,” is hereby created, with the following powers, preferences and relative, participating, optional and other rights:
     1. Number of Shares. The series of Preferred Stock designated and known as “Series A Convertible Preferred Stock” shall consist of Two Million Two Hundred and Twenty Five Thousand (2,225,000).
     2. Stated Value. The stated value of each issued share of Series A Convertible Preferred Stock shall be deemed to be $1.00 (the “STATED VALUE”), as the same may be equitably adjusted whenever there may occur a stock dividend, stock split, combination, reclassification or similar event affecting the Series A Convertible Preferred Stock.
     3. Dividends.
          (a) Dividends on Series A Convertible Preferred Stock. From and including the Date of Issuance (as defined below) of each share of Series A Convertible Preferred Stock to the earliest of [A] the payment of the Individual Series A Liquidation Preference Payment (as defined in Section 5(a) below) on each share of Series A Convertible Preferred Stock upon the liquidation, dissolution or winding-up of the Corporation, [B] the conversion of the Series A Convertible Preferred Stock, or [C] the date two (2) years from the Date of Issuance of the share of Series A Convertible Preferred Stock, the holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, prior to and in preference to any declaration or payment of any dividend on any other shares of capital stock of the Corporation, a dividend for each such share at a rate per annum equal to eight percent (8%) of the Stated Value (as such term is defined in Section 2 above) thereof, payable semi-annually by one of the following methods, as selected by the Corporation: [Y] in cash, to the extent funds are legally available therefor in accordance with applicable corporate law; or [Z] in-kind, with shares of Common Stock registered on Form SB-2 (or an alternative available form if the reporting company is not eligible to file a Form SB-2), at a ten percent (10%) discount to the “MARKET PRICE” (as defined in Section 10 below). February 21, 2007, the date on which the Corporation’s predecessor, initially issued its first share of Series A Convertible Preferred Stock, shall be deemed the “DATE OF ISSUANCE,” regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.
          (b) Priority of Payment. In the event that full dividends are not paid under Section 3(a) above to the holders of all outstanding shares of Series A Convertible Preferred Stock so entitled to such payment and funds available for payment of dividends shall be insufficient to permit payment in full to such holders, the entire amount available for payment of dividends shall be distributed ratably among all holders of Series A Convertible Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled and any amounts that remain unpaid shall accrue and become payable once sufficient funds are available to pay such dividends.

     4. Voting.
          (a) Number of Votes. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of a meeting), each holder of outstanding shares of Series A Convertible Preferred Stock shall be entitled, subject to the limitation set forth in Section 4(b) below, to cast the number of votes for the Series A Convertible Preferred Stock in an amount equal to the number of whole shares of Common Stock into which the shares of Series A Convertible Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the provisions of Sections 4(c) and (d) below, holders of Series A Convertible Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, together as a single class.
          (b) Limitation on Number of Votes. Notwithstanding anything contained herein to the contrary, the voting rights of each holder of outstanding shares of Series A Convertible Preferred Stock shall be limited in accordance with Section 7 hereof, so that each holder of Series A Convertible Preferred Stock shall be entitled to vote only that number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Convertible Preferred Stock are convertible as of the record date, up to a maximum of 4.99% of the outstanding shares of Common Stock of the Corporation.
          (c) Senior Securities or Financial Instruments. At any time when a minimum $1,750,000 of the Stated Value of the shares of Series A Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Corporation’s Articles of Incorporation, as amended (the “ARTICLES OF INCORPORATION”), and in addition to any other vote required by law or the Articles of Incorporation, without the written consent or affirmative vote of the holders of fifty percent (50%) of the then-outstanding shares of Series A Convertible Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) as a separate class from the Common Stock, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, issue any Additional Shares of Common Stock (as defined in Section 6(d) below) unless the same rank junior to the Series A Convertible Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding-up of the Corporation and with respect to the payment of dividends and redemption rights, if applicable. Notwithstanding the foregoing, this Section 4(c) shall not apply to a Qualified Financing or the Merger (as such terms are defined in Section 10 below)
          (d) Other Limitations on Corporate Action. At any time when a minimum of $1,750,000 of the Stated Value of the shares of Series A Preferred Stock is outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law, the Articles of Incorporation, or by these Articles of Incorporation, and in addition to any other vote required by law or the Articles of Incorporation, without the written consent or affirmative vote of the holders of no-less than fifty percent (50%) of the outstanding Stated Value of the Series A Convertible Preferred Stock consenting or voting (as the case may be) as a separate class from the Common Stock, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise:

               (i) until the Effective Date of the Registration Statement, purchase or redeem or pay or declare any dividend or make any distribution on, any shares of stock other than the Series A Convertible Preferred Stock as expressly authorized herein, or permit any Subsidiary to take any such action, except for (A) securities repurchased from former employees, officers, directors, consultants, or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service; or (B) securities repurchased upon the exercise of the Corporation’s right of first refusal to purchase such securities, each as approved by the Board;
               (ii) after the Effective Date of the Registration Statement, purchase or redeem or pay or declare any dividend or make any distribution on, any shares of stock other than the Series A Convertible Preferred Stock as expressly authorized herein, or permit any Subsidiary to take any such action, so long as an accrued dividend under Section 3 is unpaid, except for (A) securities repurchased from former employees, officers, directors, consultants, or other persons who performed services for the Corporation or any Subsidiary in connection with the cessation of such employment or service; or (B) securities repurchased upon the exercise of the Corporation’s right of first refusal to purchase such securities, each as approved by the Board;
               (iii) alter or change the voting or other powers, preferences, or other rights, privileges, or restrictions of the Series A Convertible Preferred Stock contained herein (by merger, consolidation, or otherwise); or
               (iv) make, or permit any Subsidiary to make, any loan or advance to any person, including, without limitation, any employee or director of the Corporation, or incur any Indebtedness, except the Permitted Debt.
     5. Liquidation, Dissolution, or Winding-Up.
          (a) Payments to Holders of Series A Convertible Preferred Stock. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Convertible Preferred Stock shall be paid, before any payment shall be paid to the holders of Common Stock, or any other stock ranking on liquidation junior to the Series A Convertible Preferred Stock (the “JUNIOR STOCK”), an amount for each share of Series A Convertible Preferred Stock held by such holder equal to the sum of (1) the Stated Value thereof and (2) an amount equal to dividends accrued but unpaid thereon, computed to the date payment thereof is made available (such applicable amount payable with respect to a share of Series A Convertible Preferred Stock sometimes being referred to as the “INDIVIDUAL SERIES A PREFERRED LIQUIDATION PREFERENCE PAYMENT” and with respect to all shares of Series A Convertible Preferred Stock in the aggregate sometimes being referred to as the “AGGREGATE SERIES A LIQUIDATION PREFERENCE PAYMENT”). If, upon such liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of shares of Series A Convertible Preferred Stock shall be insufficient to permit payment to the holders of Series A Convertible Preferred Stock of an aggregate amount equal to the Aggregate Series A Liquidation Preference Payment, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Convertible Preferred Stock (based on the Individual Series A Preferred Liquidation Preference Payments due to the respective holders of Series A Convertible Preferred Stock).

          (b) Payments to Holders of Junior Stock. After the payment of all preferential amounts required to be paid to the holders of the Series A Convertible Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on a parity with the Series A Convertible Preferred Stock, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in the Articles of Incorporation.
     6. Optional Conversion. The holders of Series A Convertible Preferred Shares shall have the conversion rights as follows (the “CONVERSION RIGHTS”):
          (a) Right to Convert. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the “CONVERSION DATE” (as defined in Section 10 below), and without the payment of additional consideration by the holder thereof, into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing (1) the sum of (i) the Stated Value per share and (ii) all dividends accrued and unpaid on each such share to the date such share is converted, whether or not declared, and all other dividends declared and unpaid on each such share through the date of actual conversion, by (2) the Series A Conversion Price in effect at the time of conversion. The “SERIES A CONVERSION PRICE” shall be $0.0571428. The Series A Conversion Price, and the rate at which shares of Series A Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.
          (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board, or round-up to the next whole number of shares, at the Corporation’s option. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Convertible Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.
          (c) Mechanics of Conversion.
               (i) For a holder of Series A Convertible Preferred Stock to voluntarily convert shares of Series A Convertible Preferred Stock into shares of Common Stock, that holder shall surrender the certificate or certificates for such shares of Series A Convertible Preferred Stock (or, if the registered holder alleges that such certificate has been lost, stolen, or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft, or destruction of such certificate), at the office of the transfer agent for the Series A Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that the holder elects to convert all or any number of the shares of the Series A Convertible Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. The notice shall state the holder’s name or the names of the nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her, or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the “CONVERSION TIME”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of that date. The Corporation shall, as soon as commercially practicable after the Conversion Time, issue and deliver at such office to the holder of Series A Convertible Preferred Stock, or to his, her, or its nominee(s), a certificate or certificates for the number of shares of Common Stock to which the holder(s) shall be entitled, together with cash in lieu of any fraction of a share, if applicable.
               (ii) The Corporation shall at all times while the Series A Convertible Preferred Stock is outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Convertible Preferred Stock; and if, at any time, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series A Convertible Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation
               (iii) All shares of Series A Convertible Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive notices, to vote, and to receive payment of any dividends accrued or declared but unpaid thereon, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series A Convertible Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Convertible Preferred Stock accordingly.
               (iv) Upon any such conversion, no adjustment to the Series A Conversion Price shall be made for any accrued or declared but unpaid dividends on the Series A Convertible Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.
               (v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Convertible Preferred Stock pursuant to this Section 6. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid

          (d) Adjustments to Series A Conversion Price for Diluting Issues
               (i) Special Definitions. For purposes of this Section 6, the following definitions shall apply:
                    (A) “OPTION” shall mean rights, options, or warrants to subscribe for, purchase, or otherwise acquire Common Stock or Convertible Securities.
                    (B) “SERIES A ORIGINAL ISSUE DATE” shall mean February 21, 2007, the date on which the Corporation’s predecessor first issued its shares of Series A Convertible Preferred Stock was issued.
                    (C) “CONVERTIBLE SECURITIES” shall mean any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
                    (D) “ADDITIONAL SHARES OF COMMON STOCK” shall mean all shares of Common Stock issued (or, pursuant to
Section 6(d)(iii) below, deemed to be issued) by the Corporation after the Series A Original Issue Date, other than the following (“EXEMPTED SECURITIES”):
                    (I) shares of Common Stock issued or deemed issued as a dividend or distribution on Series A Convertible Preferred Stock, Series A Warrants (as defined in Section 10 below) issued as penalty warrants to holders of Series A Convertible Preferred Stock pursuant to Section 3 of the Investor Rights Agreement;
                    (II) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 6(e), 6(f) or 6(g) below;
                    (III) shares of Common Stock issued or deemed issued to employees or directors of, or consultants to, the Corporation or any of its Subsidiaries for services rendered pursuant to a plan, agreement, or arrangement approved by the Board;
                    (IV) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options, or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities (including the Series A Convertible Preferred Stock, the Series A Warrants, the Series B Warrants and the warrants issued to Midtown Partners & Co., LLC (as placement agent) in connection with the Corporation’s predecessor’s offering of the Series A Convertible Preferred Stock), in each case, provided the issuance is pursuant to the terms of such Option or Convertible Security;

                    (V) shares of Common Stock issued or deemed issued in connection with a bona fide joint venture or business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise; provided that any such issuance is approved by the Board;
                    (VI) shares of Common Stock, Preferred Stock or other securities issued by the Corporation in connection with the merger of the Corporation with Cruisestock, Inc., and
                    (VII) the Corporation’s offering of shares of Series A Convertible Preferred Stock, Series A Warrants and Series B Warrants pursuant to the Securities Purchase and Share Exchange Agreement.
               (ii) No Adjustment of Series A Conversion Price. No adjustment in the Series A Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to Section 6(d)(v) below) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Series A Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock.
          (iii) Deemed Issue of Additional Shares of Common Stock
                    (A) If the Corporation, at any time or from time to time after the Series A Original Issue Date, shall issue any Options or Convertible Securities (excluding Options or Convertible Securities that, upon exercise, conversion, or exchange thereof, would entitle the holder thereof to receive Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility, or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
                    (B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A Conversion Price pursuant to the terms of Section 6(d)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion, or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion, or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series A Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Series A Conversion Price to an amount that exceeds the lower of (i) the Series A Conversion Price on the original adjustment date, or (ii) the Series A Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.
                    (C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that, upon exercise, conversion, or exchange thereof, would entitle the holder thereof to receive Exempted Securities), the issuance of which did not result in an adjustment to the Series A Conversion Price pursuant to the terms of Section 6(d)(iv) below (either because the consideration per share (determined pursuant to Section 6(d)(v) below) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series A Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion, or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion, or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 6(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
                    (D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Conversion Price pursuant to the terms of Section 6(d)(iv) below, the Series A Conversion Price shall be readjusted to such Series A Conversion Price as would have been obtained had such Option or Convertible Security never been issued.
               (iv) Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Common Stock. If the Corporation shall at any time after the Series A Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(d)(iii) above), without consideration or for a consideration per share less than the applicable Series A Conversion Price in effect immediately prior to such issue, then the Series A Conversion Price shall be reduced, concurrently with such issue, to a price equal to the consideration received per share in connection with the issuance of such Additional Shares of Common Stock.

               (v) Determination of Consideration. For purposes of this Section 6(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
                    (A) Cash and Property: Such consideration shall:
                         (I) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;
                         (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and
                         (III) if Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board.
                    (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(d)(iii) above, relating to Options and Convertible Securities, shall be determined by dividing
                         (I) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
                         (II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
                    (vi) Multiple Closing Dates. If the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Conversion Price pursuant to the terms of Section 6(d)(iv) above, then, upon the final such issuance, the Series A Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving additional effect to any adjustments as a result of any subsequent issuances within such period).
          (e) Adjustment for Stock Splits and Combinations. If the Corporation shall, at any time or from time to time after the Series A Original Issue Date, effect a subdivision of the outstanding Common Stock without a comparable subdivision of the Series A Convertible Preferred Stock, or combine the outstanding shares of Series A Convertible Preferred Stock without a comparable combination of the Common Stock, the Series A Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding or in proportion to such decrease in the aggregate number of shares of Series A Convertible Preferred Stock outstanding, as applicable. If the Corporation shall, at any time or from time to time after the Series A Original Issue Date, combine the outstanding shares of Common Stock without a comparable combination of the Series A Convertible Preferred Stock or effect a subdivision of the outstanding shares of Series A Convertible Preferred Stock without a comparable subdivision of the Common Stock, the Series A Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding or in proportion to such increase in the aggregate number of shares of Series A Convertible Preferred Stock outstanding, as applicable. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
          (f) Adjustment for Certain Dividends and Distributions. If the Corporation shall, at any time or from time to time after the Series A Original Issue Date, make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then, and in each such event, the Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Convertible Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Convertible Preferred Stock had been converted into Common Stock on the date of such event; or (ii) a dividend or other distribution of shares of Series A Convertible Preferred Stock that are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.
          (g) Adjustments for Other Dividends and Distributions. If the Corporation shall, at any time or from time to time after the Series A Original Issue Date, make or issue, or fix a record date for the determination of holders of capital stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property (other than cash), then, and in each such event, the holders of Series A Convertible Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Convertible Preferred Stock had been converted into Common Stock on the date of such event.

          (h) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation (other than the Merger) in which the Common Stock (but not the Series A Convertible Preferred Stock) is converted into or exchanged for securities, cash, or other property (other than a transaction covered by Sections 6(e), (f), or (g) above), then, following any such reorganization, recapitalization, reclassification, consolidation, or merger, each share of Series A Convertible Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Convertible Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Series A Convertible Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Convertible Preferred Stock.
          (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 6, the Corporation, at its expense, shall, as promptly as reasonably practicable, but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Convertible Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Convertible Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the type and amount, if any, of other securities, cash, or property that then would be received upon the conversion of Series A Convertible Preferred Stock.
          (g) Notice of Record Date. In the event:
               (i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

               (ii) of any capital reorganization of the Corporation or any reclassification of the Common Stock; or
               (iii) of the voluntary or involuntary dissolution, liquidation, or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Convertible Preferred Stock a notice specifying, as the case may be, (A) the record date for such dividend, distribution, or right, and the amount and character of such dividend, distribution, or right; or (B) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series A Convertible Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, or winding-up, and the amount per share and character of such exchange applicable to the Series A Convertible Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Series A Convertible Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her, or its address appearing on the books of the Corporation.
          7. Conversion Cap. In no event shall any holder be entitled to convert any Series A Convertible Preferred Stock to the extent that, after such conversion, the sum of the number of shares of Common Stock beneficially owned by any holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series A Convertible Preferred Stock or any unexercised right held by any holder subject to a similar limitation), would result in beneficial ownership by any holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the holder upon such conversion). For purposes of this Section 7, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Nothing herein shall preclude the holder from disposing of a sufficient number of other shares of Common Stock beneficially owned by the holder so as to thereafter permit the continued conversion of the Series A Convertible Preferred Stock.
          8. Optional Redemption. Subject to the provisions of this Section 8, the Corporation may, at any time after the first anniversary of the Series A Original Issue Date, deliver a notice to the holders of Series A Convertible Preferred Stock (an “OPTIONAL REDEMPTION NOTICE” and the date such notice is deemed delivered hereunder, the “OPTIONAL REDEMPTION NOTICE DATE”) of its election to redeem all (and not less than all) of the then outstanding Series A Preferred Stock (an “OPTIONAL REDEMPTION”) for an amount, in cash, equal to the Optional Redemption Amount (as defined below). “OPTIONAL

REDEMPTION AMOUNT” shall mean the sum of (i) 110% of the Stated Value of the Series A Preferred Stock then outstanding, (ii) accrued but unpaid dividends on the Series A Preferred Stock and (iii) all liquidated damages and other amounts due, if any, in respect of the Series A Preferred Stock pursuant to the terms hereof. The closing of the Optional Redemption shall take place within thirty (30) days of the Optional Redemption Notice Date (the “OPTIONAL REDEMPTION DATE”) at the office of the Corporation. The Optional Redemption Amount is due in full on the Optional Redemption Date. If any portion of the cash payment for an Optional Redemption shall not be paid by the Corporation by the respective due date, interest shall accrue thereon at the rate of 15% per annum (or the maximum rate permitted by applicable law, whichever is less) until the payment of the Optional Redemption Amount, plus all amounts owing thereon is paid in full. In addition, if any portion of the Optional Redemption Amount remains unpaid after such date, the holders of Series A Preferred Stock subject to such Optional Redemption may elect, by written notice to the Corporation given at any time thereafter, to invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. The holders of Series A Preferred Stock may elect to convert their shares of Series A Preferred Stock pursuant to Section 6 at any time prior to the Optional Redemption Date by delivery of a notice of conversion (as contemplated by Section 6(c)) to the Corporation.
     9. Waiver. Any of the rights, powers, or preferences of the holders of Series A Convertible Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series A Convertible Preferred Stock then outstanding.
     10. Definitions. As used herein, the following terms shall have the following meanings:
          (a) “AFFILIATE” means, with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “PERSON”), any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person, including, without limitation, any general partner, executive officer, or director of such Person or any holder of ten percent (10%) or more of the outstanding equity or voting power of such Person.
          (b) “CLOSING PRICE” for any day means: (i) the last reported sales price of the Common Stock on such day on the principal securities exchange on which the Common Stock is then listed or admitted to trading or on Nasdaq, as applicable; (ii) if no sale takes place on such day on any such securities exchange or system, the average of the closing bid and asked prices, regular way, on such day for the Common Stock as officially quoted on any such securities exchange or system; (iii) if on such day such shares of Common Stock are not then listed or admitted to trading on any securities exchange or system, the last reported sale price on such day for the Common Stock in the domestic over-the-counter market as reported on the Over the Counter Bulletin Board (the “OTCBB”); (iv) if no sale takes place on such day, the average of the high and low bid price of the Common Stock on such day in the domestic over-the-counter market as reported on the OTCBB; (v) if on such day such shares of Common Stock are not then listed or admitted to trading on any securities exchange or system, the last reported sale price on such day for the Common Stock in the domestic over-the-counter market as reported on the by the National Quotation Bureau, Incorporated, or any other successor organization, or (vi) if no sale takes place on such day, the average of the high and low bid price of the Common Stock on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any other successor organization. If, at any time, such shares of Common Stock are not listed on any domestic exchange or quoted in the NASDAQ System or the domestic over-the-counter market or reported in the “pink sheets,” the Closing Price shall be the fair market value thereof determined by an independent appraiser selected in good faith by the Board.
          (c) “CONTROL” means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by agreement or otherwise).
          (d) “CONVERSION DATE” shall mean either (1) the Effective Date of the Registration Statement, or (2) the date that the holder of the Series A Convertible Preferred Stock has satisfied the minimum one (1) year holding requirements set forth in SEC Rule 144(d).
          (e) “EFFECTIVE DATE OF THE REGISTRATION STATEMENT” shall mean the date on which the SEC declares effective the Corporation’s registration statement filed pursuant to Section 2 of the Investor Rights Agreement.
          (f) “INDEBTEDNESS” means, as applied to any Person, all obligations, contingent and otherwise, that, in accordance with GAAP, should be classified upon such Person’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including, in any event and whether so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, irrespective of whether the liability secured thereby shall have been assumed; (c) all guarantees, endorsements, and other contingent obligations, whether direct or indirect, in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; and (d) the obligation to reimburse the issuer in respect of any letter of credit.
          (g) “INVESTOR RIGHTS AGREEMENT” shall mean the Investor Rights Agreement dated February 21, 2007, by and among Cruisestock, Inc. (the Corporation predecessor) and the other parties thereto.
          (h) “MARKET PRICE” shall mean the average of the five (5) Closing Prices of the Common Stock for the five (5) Trading Days preceding the date or the dates that the dividend is due or a conversion is to occur. Notwithstanding the foregoing, if at the time a dividend is paid pursuant to Section 3(a) above with registered Common Stock, and the Corporation’s Common Stock is not listed on any domestic exchange or quoted in the NASDAQ System or the domestic over-the-counter market or reported in the “pink sheets,” the Closing Price shall be the fair market value thereof determined by an independent appraiser selected in good faith by the Board.

          (i) “PERSON” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
          (j) “PERMITTED DEBT” shall mean (i) trade payables incurred in the ordinary course of business; (ii) one or more debt facilities used to finance the purchase inventory or raw materials for products manufactured by the Corporation; (iii) factoring of accounts receivables; (iv) surety bonds and letters of credit issued or obtained in the ordinary course of business; (v) the refinancing of debt existing as of the date of this Agreement, upon substantially similar terms; and (vi) up to $25,000,000 of new Indebtedness to be used for or in connection with the acquisition of other business by the Corporation.
          (k) “QUALIFIED FINANCING” means an equity offering obtained by the Corporation after the date of these Articles of Incorporation, provided, however, that (i) the gross aggregate proceeds raised and liquidation preferences shall be no more than $5,000,000; (ii) the dividend rate shall not exceed ten percent (10%); and (iii) the holders of the securities issued in connection with the Qualified Financing shall not have voting rights more favorable than voting rights granted to the Series A Convertible Preferred Stock. As a point of clarification, all equity financings after the date of these Articles of Incorporation shall be aggregated for purposes of determining if the $5,000,000 cap has been met.
          (l) “MERGER” means the merger of the Corporation and Cruisestock, Inc. to be completed on or about the date of these Articles of Incorporation.
          (m) “SEC” means the United States Securities and Exchange Commission.
          (n) “SEC RULE 144” means Rule 144 promulgated by the SEC under the Securities Act.
          (o) “SECURITIES ACT” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          (p) “SERIES A WARRANTS” means the Series A Warrants for the purchase of Common Stock issued to purchasers of Series A Convertible Preferred Stock pursuant to the Securities Purchase and Share Exchange Agreement.
          (q) “SERIES B WARRANTS” means the Series B Warrants for the purchase of Common Stock issued to purchasers of Series A Convertible Preferred Stock pursuant to the Securities Purchase and Share Exchange Agreement.
          (r) “SECURITIES PURCHASE AND SHARE EXCHANGE AGREEMENT” means the Securities Purchase and Share Exchange Agreement dated February 21, 2007, by and between the Cruisestock, Inc. (the Corporation’s predecessor) and certain shareholders of the Corporation a party thereto.
          (s) “SUBSIDIARY” shall mean any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the total voting power is, at the time, owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation or a combination thereof.

          (t) “TRADING DAY” means a day on which the securities exchange, association, or quotation system on which shares of Common Stock are listed for trading shall be open for business or, if the shares of Common Stock shall not be listed on such exchange, association, or quotation system for such day, a day with respect to which trades in the United States domestic over-the-counter market shall be reported.
ARTICLE V
INITIAL BOARD OF DIRECTORS
The Corporation shall have initially two directors to hold office until the first annual meeting of shareholders and until their successors shall have been elected and qualified, or until their earlier resignation, removal from office or death. The number of directors may be either increased or decreased from time to time in accordance with the Bylaws of the Corporation. The names and addresses of the initial directors of the Corporation are Michael Nole and Bryan McGuire.
ARTICLE VI
INITIAL REGISTERED AGENT AND OFFICE
The name of the initial registered agent of the Corporation and the street address of the initial registered office of the Corporation are as follows:
Bryan McGuire
333 4th Avenue North
St Petersburg, FL 33701
ARTICLE VII
INCORPORATOR
The name and address of the person signing these Articles as Incorporator is:
Bryan McGuire
333 4th Avenue North
St Petersburg, FL 33701
ARTICLE VIII
INDEMNIFICATION
The Corporation shall, to the full extent permitted by Florida law, indemnify any person who is or was a director or officer of the Corporation or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may, to the full extent permitted by Florida Law, indemnify any person who is or was an employee or agent of the Corporation or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE IX
LIABILITY FOR MONETARY DAMAGES
No director of the Corporation shall be personally liable to the Corporation or any other person for monetary damages for any statement, vote, decision or failure to act regarding corporate management or policy by such director as a director, except for liability under the Act and other applicable law. If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act as so amended.
IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this ___day of June, 2007.

Bryan McGuire
Incorporator

CERTIFICATE OF DESIGNATION
REGISTERED AGENT/REGISTERED OFFICE
     Pursuant to the relevant provisions of the Florida Statutes, the undersigned Corporation, organized under the laws of the State of Florida, submits the following statement in designating the registered office/registered agent, in the State of Florida.
1.	The name of the Corporation is Brookside Technology Holdings Corp.

2.	The name and street address of the registered agent and office in the State of Florida are:
Bryan McGuire
333 4th Avenue North
St Petersburg, FL 33701
HAVING BEEN NAMED AS REGISTERED AGENT AND TO ACCEPT SERVICE OF PROCESS FOR THE ABOVE NAMED CORPORATION AT THE PLACE DESIGNATED IN THIS CERTIFICATE, I HEREBY ACCEPT THE APPOINTMENT AS REGISTERED AGENT AND AGREE TO ACT IN THIS CAPACITY. I FURTHER AGREE TO COMPLY WITH THE PROVISIONS OF ALL STATUTES RELATING TO THE PROPER AND COMPLETE PERFORMANCE OF MY DUTIES, AND I AM FAMILIAR WITH AND ACCEPT THE OBLIGATION OF MY POSITION AS REGISTERED AGENT.

/s/
Bryan McGuire
Registered Agent Dated: June _____, 2007